EXHIBIT 99.1


On July 14, 2003, the Registrant issued the following press release:

       "PYR ENERGY REPORTS FINANCIAL RESULTS FOR ITS THIRD FISCAL QUARTER
                       AND NINE MONTHS ENDED MAY 31, 2003

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced a net loss of $385,176, or $.02 per share, for its third fiscal quarter ended May 31, 2003, as compared with a net loss of $300,448, or $.01 per share, for the comparable prior year quarter. For the nine months ended May 31, 2003, the Company reported a net loss of $2,309,385, or $.10 per share, compared with a net loss of $937,986, or $.04 per share, for the comparable prior year nine-month period. The increase in net loss over the prior year periods is due largely to increased interest expense for the quarter, and increased impairment charges for the nine months ended.

     The Company recorded impairment expense of $1,178,267 and $113,544 for the nine months ended May 31, 2003 and May 31, 2002, respectively, for capitalized oil and gas costs related primarily to the East Lost Hills project. The Company did not record an impairment expense for the quarters ended May 31, 2003 and May 31, 2002. During the three and nine months ended May 31, 2003, the Company incurred $78,316 and $230,371 in interest expense, respectively, relating to outstanding convertible notes that were issued on May 24, 2002. Interest expense recorded during the three and nine months ended May 31, 2002 totaled $6,562.

     During the quarter ended May 31, 2003, the Company recorded $33,884 from the sale of 6,347 mcf of natural gas for an average price of $5.34 per mcf, and $9,157 from the sale of 332 bbls of hydrocarbon liquids for an average price of $27.58 per barrel. For the prior year quarter ended May 31, 2002, the Company recorded $29,460 from the sale of 10,696 mcf of natural gas for an average price of $2.75 per mcf and $8,426 from the sale of 434 bbls of hydrocarbon liquids for an average price of $19.41 per barrel. Lease operating expenses were $18,349 and $28,808 for the quarters ended May 31, 2003 and 2002, respectively. Oil and gas operations are from PYR's 12.12% working interest in its only producing well, the East Lost Hills ELH #1 well.

     At May 31, 2003, the Company had cash of $4,792,821, working capital of $3,606,112, total assets of $12,120,293, current liabilities of $1,258,050, long-term debt of $6,303,975 in the form of convertible notes, stockholders' equity of $4,558,268, and there were 23,701,357 common shares outstanding.

     Operationally, the Company intends to raise financing from outside sources to assist in funding the drilling of initial test wells in their California and Wyoming projects.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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     This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, the Company's ability to finance its drilling projects, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."